EXECUTION COPY

                             SMITHFIELD FOODS, INC.
                          ARTICLES OF AMENDMENT TO THE
                            ARTICLES OF INCORPORATION


     1. Name. The name of the Corporation is Smithfield Foods, Inc. (the "Corporation").

     2. The Amendment. Pursuant to Sections 13.1-638 and 13.1-639 of the Virginia Stock Corporation Act, the Board of Directors of the Corporation effective as of May 27, 1998, duly adopted the following amendment to the Articles of Incorporation, as amended, of the Corporation, adding thereto new
Section 4.4, which sets forth the designation and number of shares of a series of Preferred Stock of the Corporation and certain preferences, limitations and relative rights thereof.

          4.4 Series B Special Voting Preferred Share

          (a) Designation and Amount. Pursuant to a resolution adopted by the Board of Directors of the Corporation on May 27, 1998, one (1) preferred share (of $1.00 par value) is hereby constituted as a series of preferred shares of the Corporation which shall be designated as the "Series B Special Voting Preferred Share" (the "Series B Preferred Share"), the preferences and relative, optional and other special rights of which and the qualification, limitations or restrictions of which shall be as set forth herein.

          (b) Dividends and Distributions. The holder of the Series B Preferred Share shall not be entitled to receive any portion of any dividend or distribution at any time.

          (c) Voting Rights. The holder of the Series B Preferred Share shall have the following voting rights:

                  (i) The Series B Preferred Share shall entitle the holder thereof to an aggregate number of votes equal to the number of Exchangeable Shares ("Exchangeable Shares") of Smithfield Canada Limited, an Ontario corporation ("Smithfield Canada") outstanding from time to time which are not owned by the Corporation or any of its direct or indirect subsidiaries.

                  (ii) Except as otherwise provided herein or by law, the holder of the Series B Preferred Share and the holders of Common Shares and of Series A Preferred Shares shall

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                        vote together as one class on all matters submitted to a
                        vote of shareholders of the Corporation.

                  (iii) Except as set forth herein, the holder of the Series B
                        Preferred Share shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with holders of Common Shares and of Series A Preferred Shares as set forth herein) for taking any corporate action.

          (d) Additional Provisions

                  (i) The Holder of the Series B Preferred Share is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

                  (ii) At such time as (A) the Series B Preferred Share
                       entitles its holder to a number of votes equal to zero because there are no Exchangeable Shares of Smithfield Canada outstanding which are not owned by the Corporation or any of its direct or indirect subsidiaries, and (B) there is no share of stock, debt, option or other agreement, obligation or commitment of Smithfield Canada which could by its terms require Smithfield Canada to issue any Exchangeable Shares to any person other than the Corporation or any of its direct or indirect subsidiaries, then the Series B Preferred Share shall thereupon be retired and cancelled promptly thereafter. Such Share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued preferred share and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          (e) Reacquired Share. If the Series B Preferred Share should be purchased or otherwise acquired by the Corporation in any manner whatsoever, then the Series B Preferred Share shall be retired and cancelled promptly after the acquisition thereof. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued preferred share and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

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          (f) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holder of the Series B Preferred Share shall not be entitled to any portion of any distribution.

          (g) No redemption or conversion. The Series B Preferred Share shall not be redeemable or convertible.

     3. This amendment was duly adopted by the Board of Directors of the Corporation without shareholder action, and shareholder action was not required.

      Dated:  October 1, 1998       SMITHFIELD FOODS, INC.



                                    /s/     Joseph W. Luter, III
                                    ---------------------------
                                    By:     Joseph W. Luter, III
                                    Title:  Chairman of the Board and Chief
                                            Executive Officer


COMMONWEALTH OF VIRGINIA:     County of Isle of Wight

          The undersigned Notary Public in and for the jurisdiction aforesaid hereby certifies that Joseph W. Luter, III, Chairman of the Board and Chief Executive Officer of Smithfield Foods, Inc., signed the foregoing Articles of Amendment, dated as of October 1, 1998, and acknowledged the same before me.

          Given under my hand this 19th day of October, 1998.

          My commission expires August 31, 2002.




                                    /s/     Evelyn J. Bryant
                                    -------------------------
                                            Notary Public